UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SOURCEFIRE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 26, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Sourcefire, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 26, 2011 at 10:00 a.m. local time at the Courtyard by Marriott Columbia, 8910 Stanford Boulevard, Columbia, MD 21045 for the following purposes:

1. To elect the three (3) directors nominated by our Board of Directors and named in the proxy statement to hold office until the 2014 Annual Meeting of Stockholders.

2. To hold an advisory vote on executive compensation.

3. To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011.

5. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

On or about April 8, 2011, we will mail a Notice of Internet Availability of Proxy Materials to all stockholders of record entitled to vote at the Annual Meeting, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

The record date for the Annual Meeting is March 28, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Douglas W. McNitt

Secretary and General Counsel

Columbia, Maryland
April 5, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 26, 2011.

The Proxy Statement and Annual Report to Stockholders are available at
www.proxyvote.com.

SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What matters will be voted on at the Annual Meeting?

There are four matters scheduled for a vote:

•	Proposal 1: To elect the three directors nominated by our board of directors and named in this proxy statement as directors to serve for a three year term;

•	Proposal 2: To hold an advisory vote on executive compensation;

•	Proposal 3: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•	Proposal 4: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the three directors nominated by our Board of Directors and named in the proxy statement as directors to serve for a three year term;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	For, on an advisory basis, an advisory vote on executive compensation once ever three years;

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011.

Why am I receiving these materials?

We have delivered these proxy materials to you because the Board of Directors of Sourcefire, Inc. (sometimes referred to as the “Company” or “Sourcefire”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 28, 2011 will be entitled to vote at the annual meeting. On this record date, there were 28,418,248 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding entitles the holder to one vote on each matter to be voted on at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 28, 2011 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer and Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 28, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.” The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine. If a proposal is routine, a broker holding shares for an owner in “street name” may vote in its discretion on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the “street name” owner does not provide any voting instructions. Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted. Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. However, your broker does have discretion to vote your shares on routine matters such as Proposal 4. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from your proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 25, 2011 to be counted.

•	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 25, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 28, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of the nominees for director, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, for a once every three years advisory vote on executive compensation and “FOR” the ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011. If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy holder (the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may timely submit before the annual meeting another properly completed proxy card with a later date, or grant a subsequent proxy by telephone or on the Internet.

•	You may send a timely written notice before the annual meeting that you are revoking your proxy to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2012 Annual Meeting of Stockholders must submit their proposals so that they are received by the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 no earlier than October 8, 2011 and no later than December 7, 2011. However, in the event the date of the 2012 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the anniversary of the 2011 Annual Meeting of the Stockholders, your proposal must be delivered to the Company’s Secretary at the address above by the later of (i) 90 days prior to the date of the 2012 Annual Meeting of Stockholders and (ii) 15 days following the first public announcement of the date of the 2012 Annual Meeting of Stockholders. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any proposal, including a director nomination, that you intend to present at the 2012 Annual Meeting of Stockholders, but do not intend to have included in the proxy materials prepared by the Company in connection with the 2012 Annual Meeting of Stockholders, must be delivered in writing to the Company’s Secretary at the address above not less than 90 days prior to the date of the 2012 Annual Meeting of Stockholders. In addition, your notice must set forth the information required by our Fifth Amended and Restated Bylaws with respect to each director nomination or other proposal that you intend to present at the 2012 Annual Meeting of Stockholders.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fifth Amended and Restated Bylaws, filed as exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the United States Securities and Exchange Commission (the “SEC”) on March 16, 2009.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 28,418,248 shares outstanding and entitled to vote. Thus, the holders of 14,209,125 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares presented and entitled to be voted.

Broker Non-Votes:  Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1 or 3) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2 or 4).

How many votes are needed to approve each proposal?

Broker Discretionary
Proposal	Vote Required	Voting Allowed

Proposal 1 — Election of three directors to hold office until the 2014 Annual Meeting	Plurality of Votes Cast	No
Proposal 2 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 3 — Advisory vote on frequency of advisory vote on executive compensation	Plurality of Votes Cast	No
Proposal 4 — Ratification of selection of independent auditors for fiscal year 2011	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to proposal 2 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.

With respect to Proposal 3, you may vote FOR EVERY YEAR, FOR EVERY TWO YEARS, FOR EVERY THREE YEARS, or ABSTAIN.

If you abstain from voting on Proposals 1 or 3, the abstention will not have an effect on the outcome of the vote.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders, including our Form 10-K, are available at www.proxyvote.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results are expected to be published in a Current Report on Form 8-K filed by the Company within four business days following the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors currently has seven members. There are currently three (3) directors in the class whose term of office expires in 2011. Each of John C. Burris, Tim A. Guleri and Martin F. Roesch has been nominated for election as a director at the 2011 Annual Meeting. Each of Messrs. Burris, Guleri and Roesch is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2014 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Following our 2007 Annual Meeting of Stockholders, we adopted a policy to encourage our directors and nominees for director to attend our annual meetings. All of our seven current directors who were then serving attended the 2010 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three (3) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting

John C. Burris

John C. Burris, age 56, joined our Board of Directors in March 2008 and became our Chief Executive Officer in July 2008. Mr. Burris served as Senior Vice President, Worldwide Sales and Services of Citrix Systems, Inc., a publicly traded information technology company specializing in application delivery infrastructure, from January 2001 to July 2008. From July 1999 to January 2001, Mr. Burris served as Senior Vice President, Services of Citrix Systems. Prior to joining Citrix Systems, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Mr. Burris was employed in various customer service capacities for AT&T Corp., including a term as managing director for AT&T’s Asia/Pacific region. Mr. Burris also serves on the board of directors of Qlik Technologies, Inc.

Mr. Burris brings extensive leadership, management, sales and corporate development experience to our Board of Directors. In addition, in his position as our Chief Executive Officer, Mr. Burris has comprehensive knowledge of our operations.

Tim A. Guleri

Tim A. Guleri, age 46, joined our Board of Directors in June 2002 and is currently a Managing Director with Sierra Ventures. Before joining Sierra Ventures in February 2001, Mr. Guleri was the Vice Chairman and Executive Vice President with Epiphany, Inc. from March 2000 until February 2001; the Chairman, CEO and Co-founder of Octane Software Inc. from September 1997 until March 2000; Vice President of Field Operations, Product Marketing with Scopus Technology Inc. from February 1992 until February 1996; and was part of the information technology team with LSI Logic Corporation from September 1989 until September 1991. He has been a director of: Octane Software from 1997 to 2000 (sold to Epiphany in 2000); Net6, Inc. from March 2001 to March 2004 (acquired by Citrix Systems, Inc. in 2004); Approva Corporation since April 2005; CodeGreen Networks, Inc. since March 2005; AIRMEDIA, Inc. from April 2005 to 2007 (acquired by AOL in 2007); and Greenplum, Inc. since November 2006. Mr. Guleri holds a B.S. in Electrical Engineering from Punjab Engineering College, India and an M.S. in Engineering and Operational Research from Virginia Tech.

Mr. Guleri brings to our Board of Directors industry experience in information security, leadership and management experience as a former Chief Executive Officer, and experience as a board member of multiple companies.

Martin F. Roesch

Martin F. Roesch, age 41, has served on our Board of Directors since he founded Sourcefire in January 2001 and served as our President until September 2002, and has continued to serve as our Chief Technology Officer since that time. Mr. Roesch is responsible for our technical direction and product development efforts. Mr. Roesch, who has 18 years of industry experience in network security and embedded systems engineering, is also the author and lead developer of the Snort Intrusion Prevention and Detection System that forms the foundation for the Sourcefire 3D System. Over the past 12 years, Mr. Roesch has developed various network security tools and technologies, including intrusion prevention and detection systems, honeypots, network scanners and policy enforcement systems for organizations such as GTE Internetworking and Stanford Telecommunications, Inc. Mr. Roesch holds a B.S. in Electrical and Computer Engineering from Clarkson University.

Mr. Roesch brings to our Board of Directors industry leadership and experience in developing technology as the founder of Sourcefire and our Chief Technology Officer.

The Board Of Directors Recommends
A Vote FOR Approval Of the Director Nominees Named Above.

Directors Continuing in Office Until the 2012 Annual Meeting

Steven R. Polk

Lt. Gen. Steven R. Polk (ret.), age 64, joined our Board of Directors in August 2006 and was named Chairman of the Board in February 2009. General Polk retired from the Air Force on February 1, 2006, after a distinguished career of over 37 years. His last duty assignment was as the Air Force Inspector General. General Polk is the National Commander and Chairman of the Board of the Order of Daedalians and co-chairs the Air Force Retiree Council. General Polk graduated from the United States Air Force Academy with a B.S. in aeronautical engineering. Additionally, he holds an M.S. in engineering from Arizona State University and an M.A. in national security and strategic studies from the Naval War College.

General Polk brings global leadership and management experience to our Board of Directors as well as an in-depth knowledge of the purchasing practices of the United States military.

Michael Cristinziano

Michael Cristinziano, age 46, joined our Board of Directors in March 2009. Mr. Cristinziano is Corporate Vice President, Strategic Development at Citrix Systems, where he is responsible for several corporate finance functions, including M&A strategy and execution, technology licensing, strategic venture investments and investor relations. Mr. Cristinziano also serves as a member of the Citrix CTO Office. Prior to joining Citrix Systems in 2003, Mr. Cristinziano was Managing Director for Harris Nesbitt, the U.S. investment banking arm of BMO Financial Group, where he covered the networking and software industries. Before joining Harris Nesbitt in 1997, Mr. Cristinziano worked as a research analyst at Needham & Co. Prior to that he was a member of the technical staff at Bellcore. Mr. Cristinziano also serves on the board of directors of Bridgewater Systems Corporation. Mr. Cristinziano holds a B.S. in Electrical Engineering from Temple University, an M.S. in Systems Engineering from the University of Pennsylvania and completed post-graduate studies at Carnegie Mellon University.

Mr. Cristinziano brings industry, corporate development and investor relations experience to our Board of Directors.

Directors Continuing in Office Until the 2013 Annual Meeting

John C. Becker

John C. Becker, age 53, joined our Board of Directors in March 2008. Mr. Becker has served as Chief Executive Officer of Approva Corporation since October 2008. Previously, Mr. Becker served as Chief Executive Officer of Cybertrust, Inc., an information security services company, from November 2004 until its acquisition by Verizon Business, a business unit of Verizon Communications, in July 2007. From November 2002 to November 2004, Mr. Becker was Chairman and Chief Executive Officer of TruSecure Corporation, an information security services company, which merged with Betrusted Holdings, Inc. to form Cybertrust. From 2000 to 2002, Mr. Becker was a consultant to venture capital and technology firms. Beginning in 1995, he held a series of executive positions with AXENT Technologies, Inc., a publicly traded information security software and services company, including Executive Vice President, Chief Financial Officer and Treasurer. In 1996, Mr. Becker became President and Chief Operating Officer and a director of AXENT and was instrumental in leading AXENT to an initial public offering in 1996. In 1997, Mr. Becker was appointed as Chief Executive Officer of AXENT and became chairman of its board of directors in 1999, holding such positions until the sale of AXENT to Symantec Corporation in 2000. Prior to AXENT, he held various positions involving financial matters at Raxco Software, Marriott Corporation and MCI Communications, Inc. Mr. Becker holds a Bachelor of Science degree in Business Administration from the University of Richmond.

Mr. Becker brings leadership, management and industry experience to our Board of Directors, including experience as a Board member, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of various technology companies. In addition, our Board of Directors has determined that Mr. Becker’s educational background and professional experience qualify him as an “audit committee financial expert.”

Arnold L. Punaro

Maj. Gen. Arnold L. Punaro (ret.), age 64, originally joined our Board of Directors in January 2007 and his term expired in May 2009. He rejoined our Board in May 2010. General Punaro is chief executive officer of the Punaro Group, LLC, a Washington-based firm offering government relations, strategic planning, federal budget and market analysis, communications, crisis and emergency management, business development and sensitive operations consulting. Previously, General Punaro served as Executive Vice President, Government Affairs, Communications and Support Operations and General Manager of Washington Operations for Science Applications International Corporation, or SAIC. He is also a Senior Fellow on Secretary of Defense Gates’ Defense Business Board and previously chaired the Statutory Commission on the National Guard and Reserves. Prior to joining SAIC in 1997, General Punaro worked for Senator Sam Nunn on national security matters from 1973 to 1997. During that time, General Punaro served as Senator Nunn’s director of national security affairs and as staff director of the Senate Armed Services Committee. General Punaro served as the director of the Marine Corps Reserve from May 2001 until his retirement in October 2003. General Punaro also served as deputy commanding general, Marine Corps Combat Development Command (Mobilization) from August 2000 until May 2001, and as the commanding general of the 4th Marine Division headquartered in New Orleans, Louisiana from 1997 to 2000. General Punaro served on active duty as an infantry platoon commander in Vietnam where he was awarded the Bronze Star for valor and the Purple Heart. As a reserve officer, he has served in Operation Desert Shield in Saudi Arabia in December 1990, Joint Task Force Provide Promise (Forward) in the former Yugoslavia in December 1993, Operation Enduring Freedom and Operation Iraqi Freedom in May 2003 and has served as both the Headquarters Marine Corps Director of Reserve Affairs and as the Special Assistant to the Commander, U.S. European Command. Since November 2009, General Punaro has also served on the Board of Directors of DesignLine Corporation, a manufacturer of hybrid, electric, alternative fuel and diesel mass transit buses, as well as electric trolleys, which was publicly traded until January 2010. General Punaro holds a B.S. from Spring Hill College in Mobile, Alabama, an M.A. in journalism from the University of Georgia and an M.A. in national security studies from Georgetown University.

General Punaro brings leadership and management experience to our Board of Directors gained during both his military career and as an executive of a publicly-traded company. In addition, General Punaro has extensive knowledge regarding our federal sector business.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: John C. Becker, Michael Cristinziano, Tim A. Guleri, Steven R. Polk and Arnold L. Punaro. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. John C. Burris, our Chief Executive Officer, and Martin F. Roesch, our Chief Technology Officer, are not independent directors by virtue of their employment with us.

Meetings of the Board of Directors

The Board of Directors met nine (9) times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2010, the Company’s independent directors met five (5) times in regularly scheduled executive sessions at which only independent directors were present.

Board Leadership Structure

We currently have a separate Chief Executive Officer and Chairman of the Board, with Mr. Burris serving as Chief Executive Officer and Mr. Polk serving as Chairman of the Board. Although Mr. Burris serves as a member of the Board, we believe that Mr. Polk’s status as Chairman and as an independent director provides for a meaningful division of leadership between the Chief Executive Officer and the Board.

The Chief Executive Officer is responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over all meetings of the Board, including executive sessions. We believe this has been an effective model for the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each. The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets with management, including the Company’s internal auditor and legal counsel, as well as the Company’s independent registered public accounting firm, to review and evaluate these risks. The Audit Committee regularly reports to the full Board on its proceedings and actions, and makes recommendations as it deems appropriate. In addition, the Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides current membership and fiscal 2010 meeting information for each of the Board committees.

Nominating and
Name	Audit		Compensation		Governance

John C. Becker	X	*	X
Tim A. Guleri			X	*
Steven R. Polk			X		X *
Michael Cristinziano	X				X
Arnold L. Punaro	X				X
Total meetings in fiscal 2010	12		11		7

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, oversees the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, establishes policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services to be performed by the Company’s independent auditors, oversees the rotation of the audit partners of the Company’s independent auditors as required by law, reviews and approves or rejects transactions between the Company and related persons, evaluates and confers with management regarding the adequacy and effectiveness of internal controls over financial reporting that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon, establishes procedures as required by law for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and reviews with management and the Company’s independent auditors the Company’s annual audited and quarterly interim financial statements (including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to the filing with the SEC of any report containing such financial statements.

The Board of Directors has determined that Mr. Becker qualifies as an “audit committee financial expert” under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board made a qualitative assessment of Mr. Becker’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market.

The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements at and for the fiscal year ended December 31, 2010 be included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2010.

Mr. John C. Becker, Chairman
Mr. Michael Cristinziano
Maj. Gen. Arnold L. Punaro (ret.)

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market.

The Compensation Committee reviews the annual base salary levels, annual incentive compensation levels, long-term incentive compensation levels and employment agreements for each of the Company’s executive officers. The Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has authority to administer our Stock Incentive Plans and our Employee Stock Purchase Plan, as well as our recently adopted Executive Change in Control Severance Plan and Executive Retention Plan, and to advise and consult with our officers regarding managerial personnel policies.

Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statement and other filings.

The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the

Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has engaged Compensia, Inc. as an independent compensation consultant. Compensia was identified to our Compensation Committee by Mr. Guleri, Chairman of the Compensation Committee. Other than the work that it performs at the direction of the Compensation Committee and the Nominating and Governance Committee, Compensia does not provide any other services to Sourcefire.

As part of its engagement during 2010, Compensia was requested by the Compensation Committee to conduct a detailed market analysis of our executive compensation practices and levels. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee used the information provided by Compensia in establishing executive compensation levels.

The Compensation Committee has delegated to Mr. Burris, our Chief Executive Officer, the limited authority to grant non-qualified options to new non-executive officer employees and restricted stock units to current non-executive officer employees, subject to prescribed limits. The Compensation Committee delegated this authority to Mr. Burris in order to improve and streamline the process we follow when granting standard, non-qualified stock options to new employees and restricted stock units to current employees in connection with annual performance reviews or promotions. This delegation of authority to Mr. Burris contains specific instructions regarding the number of options that can be granted to new employees that vary only with respect to the recipient’s level of responsibility within Sourcefire and the number of restricted stock units that can be granted to individual employees. Mr. Burris has no authority to grant any other kind of equity compensation other than as specified in these pre-defined instructions.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers analyses and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2010 and significant changes implemented for 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Messrs. Guleri and Becker and General Polk. No member of the Compensation Committee has been at any time an officer or employee of the Company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity, one or more of whose executive officers has served on our Board of Directors or Compensation Committee.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Mr. Tim A. Guleri, Chairman
Mr. John C. Becker
Lt. Gen. Steven R. Polk (ret.)

1 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Directors with its responsibilities regarding, among other things, the identification of individuals qualified to become directors; the selection of the director nominees for the next annual meeting of stockholders; the selection of director candidates to fill any vacancies on the Board of Directors; reviewing and making recommendations to the Board with respect to management succession planning; developing and recommending to the Board corporate governance principles; reviewing and making recommendations to the Board regarding membership of Board committees; and overseeing an annual evaluation of the Board. The Nominating and Governance Committee also approves the compensation of the non-employee directors of the Board and during 2009 engaged Compensia to advise it regarding director compensation matters.

The Board of Directors has determined that each of the members of the Nominating and Governance Committee are independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

The Nominating and Governance Committee has not formally established minimum qualifications for director candidates, but it considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our Company. The Nominating and Governance Committee may, in its discretion, implement certain qualifications for director candidates from time to time. Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and our Company, to maintain a balance of knowledge, experience and capability. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee conducts periodic reviews of all Board members, including an assessment of the make-up of the Board, as compared to the characteristics described in the Corporate Governance Guidelines, and considers the results of those reviews in making recommendations to the Board as to Board membership. In addition, in the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance

Committee also determines whether the nominee is independent for NASDAQ purposes, based upon applicable NASDAQ standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, although from time to time, the Nominating and Governance Committee has also engaged a professional search firm to assist it in identifying qualified candidates to serve as directors. In this capacity, the search firm has identified a range of potential candidates, assisted with interviews and performed background checks of potential directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects nominees by majority vote.

At this time, the Nominating and Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With The Board of Directors

We do not have a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Board believes that the lack of a formal process has not interfered with its ability to communicate with and hear the views of stockholders and that it is not necessary to adopt a formal process at the present time. The Board intends to reevaluate the need for a formal process related to stockholder communications from time to time. If adopted, any such policy would be promptly posted to the Company’s website.

Code of Ethics

Our Board of Directors has adopted the Sourcefire, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://investor.sourcefire.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis” below, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 21 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders

pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board Of Directors Recommends A Vote FOR the Approval Of the Compensation
Of Our Named Executive Officers, as Disclosed in This Proxy Statement Pursuant to the Compensation
Disclosure Rules of the Securities and Exchange Commission.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included on page 14 of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for Sourcefire, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. The Board’s determination to recommend a vote every three years is, based in part, on the factors summarized below. While our Board of Directors did not assign more importance to any one factor over the others, our Board believes that each of these factors is important and should be considered by our stockholders in making their decision on this Proposal. We understand that our stockholders may have different views as to what is the best approach for Sourcefire, and we look forward to hearing from our stockholders on this Proposal.

In formulating its recommendation, our Board considered the following factors, among others:

•	Our executives are compensated pursuant to multi-year equity compensation programs, designed to focus on long-term performance and encouraging a long-term strategic view which seeks to maximize results over several years, which we believe aligns the interests of our executive officers with the interests of our stockholders;

•	An advisory vote on executive compensation once every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices, as well as our related business results for the corresponding period, while avoiding overemphasis on short term variations that could occur within a year or over a couple of years;

•	Seeking an advisory vote on executive compensation once every three years provides our Board and Compensation Committee with sufficient time to fully implement elements of our compensation program, to understand changes in our business and the resulting impact on our compensation policies and practices, and to thoughtfully respond to stockholders’ views regarding our compensation policies and practices as reflected in the results of the advisory vote on executive compensation, which could include implementing any changes to our executive compensation policies and practices that may be necessary after taking these various factors into account; and

•	An advisory vote occurring once every three years will allow our stockholders to fully observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years which receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been approved by stockholders. However, because this vote is advisory and not binding on the Board of Directors or Sourcefire in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board Of Directors Recommends A Vote For the Option Of Once Every Three
Years as the Frequency With Which Stockholders are Provided With an Advisory Vote on Executive
Compensation as Disclosed Pursuant to the Compensation Disclosure Rules of the Securities and
Exchange Commission

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2011 Annual Meeting. Ernst & Young has audited our financial statements since our inception in 2001. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent auditors. However, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and 2009 by Ernst & Young LLP, our principal accountant. All fees described below were approved by our Audit Committee.

	Fiscal Year
	Ended
	December 31
	2010	2009
	(In thousands)

Audit Fees(1)	$948	$1,047
Audit-related Fees(2)	106	—
Tax Fees(3)	116	103
All Other Fees	—	—

Total Fees	$1,170	$1,150

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, audit of our internal control over financial reporting, accounting consultations regarding financial accounting and reporting matters that are normally provided by Ernst and Young LLP in connection with regulatory filings or engagements and related expenses.

(2)	Audit-related fees for 2010 consists of fees for due diligence and for the audit of the Company’s 401k plan.

(3)	Consists of tax advisory fees.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the above services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends A Vote FOR the Proposal to Ratify the Selection
Of Ernst & Young LLP as the Company’s Independent
Auditors For the Fiscal Year Ending December 31, 2011.

EXECUTIVE OFFICERS

The following table sets forth information concerning our named executive officers and other executive officers as of April 5, 2011:

Name	Age	Position

John C. Burris	56	Chief Executive Officer and Director
Thomas M. McDonough	56	President and Chief Operating Officer
Todd P. Headley	48	Chief Financial Officer and Treasurer
Martin F. Roesch	41	Chief Technology Officer and Director
Douglas W. McNitt	46	General Counsel and Secretary
Leslie Pendergrast	49	Chief People Officer

Executive Officers

John C. Burris, Chief Executive Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Burris.

Thomas M. McDonough, President and Chief Operating Officer

Thomas M. McDonough joined us in September 2002 as our President and Chief Operating Officer. Before joining Sourcefire, from March 2002 until September 2002, Mr. McDonough was the Chief Executive Officer of Mountain Wave, Inc., an information security company, which was acquired by Symantec Corporation in July 2002. Prior to that, Mr. McDonough was Senior Vice President of Worldwide Sales for Riverbed Technologies from February 2000 until March 2000, when it was acquired by Aether Systems. He then served as the Senior Vice President of Worldwide Sales for Aether Systems until March 2002. Previously, Mr. McDonough spent six years with AXENT Technologies, Inc. as Vice President of North American Sales and Professional Services. That company was acquired by Symantec Corporation in December 2000. Mr. McDonough holds a B.A. in Economics and an M.B.A. from the University of Notre Dame.

Todd P. Headley, Chief Financial Officer and Treasurer

Todd P. Headley joined us in April 2003 and serves as our Chief Financial Officer and Treasurer. Prior to joining Sourcefire, Mr. Headley was CFO for BNX Corporation, a network access management company, from September 2001 until April 2003. Prior to BNX, Mr. Headley served as CFO for FBR Technology Venture Partners, a Virginia-based venture capital firm, from September 2000 until May 2001. Mr. Headley served as Chief Financial Officer of Riverbed Technologies, a wireless infrastructure company, from March 1999 until its acquisition by Aether Systems in March 2000. Mr. Headley continued with Aether Systems until June 2000, where he was engaged in various business development and integration activities. Mr. Headley also served as Controller at POMS Corporation, a manufacturing supply chain execution company, from February 1998 until February 1999 and as Vice President and Controller of Roadshow International, Inc., a supply chain execution company, from April 1992 until February 1998. Mr. Headley began his career at Arthur Andersen in 1985 as an auditor. Mr. Headley is a C.P.A. and holds a B.S. in accounting from Virginia Tech.

Martin F. Roesch, Chief Technology Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Roesch.

Douglas W. McNitt, General Counsel and Secretary

Douglas W. McNitt joined us in September 2007 as General Counsel and Secretary. Prior to joining Sourcefire, Mr. McNitt served as Executive Vice President, General Counsel and Secretary of webMethods, Inc., leaving his position in June 2007 following the acquisition of the company by Software AG. Mr. McNitt joined webMethods in October 2000 as General Counsel, became an Executive Vice President in January 2002 and became Secretary in May 2003. Mr. McNitt also served in various capacities, including Senior Counsel and Assistant General Counsel, for America Online, Inc. during his service there from December 1997 to September 2000. From May 1996 to December 1997, he was an associate with the law firm of Tucker, Flyer & Lewis, a professional corporation, and from April 1994 to May 1996 he was an associate with the law firm of McDermott, Will & Emery. Mr. McNitt holds a B.A. from Stanford University and a J.D. from Notre Dame Law School.

Leslie Pendergrast, Chief People Officer

Leslie Pendergrast joined us in February 2009 and serves as our Chief People Officer. Prior to joining Sourcefire, Ms. Pendergrast owned and operated a consulting company focused on human resource practice improvement from 2008 to 2009. Prior to that time, she owned and operated a fitness and wellness studio. From 1996 to 1998 Ms. Pendergrast was Director, Human Resources and from 1998 to 2005 Vice President, Human Resources at Citrix Systems, Inc., where she was responsible for developing and leading a human resources infrastructure to support the company’s growth from an 80-person company to a global organization of approximately 2,500 employees. She has also held customer service and human resources management roles at JC Penney, American Express and Certified Vacations/Alamo. Ms. Pendergrast holds a bachelor’s degree from Florida Atlantic University and an MBA from Nova Southeastern University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 28, 2011 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the stockholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 28, 2011 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 28,418,248 shares outstanding on March 28, 2011, adjusted as required by rules promulgated by the SEC.

The business address for each director and executive officer is c/o Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owner	Shares	Total

Beneficial owners of 5% or more of the outstanding common stock:
T. Rowe Price Associates, Inc.(1)	2,830,162	10.0
BlackRock, Inc.(2)	2,072,878	7.3
Named executive officers:
John C. Burris(3)	392,315	1.4
Thomas M. McDonough(4)	55,739	*
Todd P. Headley(5)	58,825	*
Martin F. Roesch(6)	853,024	3.0
Douglas W. McNitt(7)	18,755	*
Other directors and nominees:
John C. Becker(8)	31,864	*
Michael Cristinziano(9)	22,828	*
Tim A. Guleri(10)	29,102	*
Steven R. Polk(11)	23,442	*
Arnold L. Punaro(12)	19,639	*
All directors and executive officers as a group (11 persons)(13)	1,512,726	5.2

*	Less than 1% beneficial ownership.

(1)	Amount was reported on a Schedule 13G/A filed on March 10, 2011. T. Rowe Price Associates, Inc. (“Price Associates”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,830,162 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of this holder is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)	Amount was reported on a Schedule 13G filed on February 8, 2011. BlackRock, Inc. is the beneficial owner of 2,072,878 shares of common stock. The address of this holder is 40 East 52nd Street, New York, New York 10022.

(3)	Includes options exercisable within 60 days to purchase 344,886 shares of common stock. Also includes 25,000 shares of common stock subject to repurchase by the Company; Mr. Burris has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(4)	Includes options exercisable within 60 days to purchase 19,097 shares of common stock. Also includes 4,148 shares of common stock subject to repurchase by the Company; Mr. McDonough has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(5)	Includes options exercisable within 60 days to purchase 38,392 shares of common stock. Also includes 3,967 shares of common stock subject to repurchase by the Company; Mr. Headley has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(6)	Includes options exercisable within 60 days to purchase 73,667 shares of common stock. Also includes 1,803 shares of common stock subject to repurchase by the Company; Mr. Roesch has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses. Of the shares of common stock reported, 300,000 shares of common stock are held by The Martin F. Roesch 2010 Grantor Retained Annuity Trust, Martin F. Roesch, Trustee. Mr. Roesch has voting and investment control with respect to these shares.

(7)	Includes options exercisable within 60 days to purchase 2,777 shares of common stock. Also includes 12,364 shares of common stock subject to repurchase by the Company; Mr. McNitt has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(8)	Includes 5,561 shares of common stock subject to repurchase by the Company; Mr. Becker has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(9)	Includes 12,479 shares of common stock subject to repurchase by the Company; Mr. Cristinziano has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(10)	Includes 5,561 shares of common stock subject to repurchase by the Company; Mr. Guleri has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses. Also includes 23,541 shares held by the Guleri Family Trust UTD dated April 7, 1999. Mr. Guleri has voting and investment power with respect to these shares.

(11)	Includes 5,561 shares of common stock subject to repurchase by the Company; Mr. Polk has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(12)	Includes 5,561 shares of common stock subject to repurchase by the Company; Mr. Punaro has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(13)	Includes options exercisable within 60 days to purchase 485,068 shares of common stock. Of the shares of common stock reported, 82,005 shares are subject to repurchase by the Company; the executive officer or director has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate performance objectives;

•	provide incentives to executive officers to achieve individual performance objectives;

•	reinforce business strategies and objectives for enhanced stockholder value; and

•	provide our executive officers with long-term incentives so we can retain them and benefit from continuity in executive management.

To achieve these goals, our Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to financial performance. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at companies with revenues, enterprise value and headcount levels that we believe Sourcefire is realistically capable of achieving over the next 12 to 18 months, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salary, cash bonus awards and long-term equity incentives in the form of restricted stock and stock options. We also provide our executive officers with post-termination severance and acceleration of restricted stock and stock option vesting upon termination and/or a change in control.

Our Compensation Committee considers each component of compensation, as well as total compensation, for each executive officer. It determines the appropriate level for each compensation component, taking into consideration the information provided by an independent consulting firm, our recruiting and retention goals, our view of internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance and creating incentives for achieving performance objectives.

Determination of Compensation Awards

The Compensation Committee currently performs an annual strategic review of our executive officers’ compensation to determine whether it provides adequate and targeted incentives and motivation to our executive officers and whether it adequately compensates the executive officers relative to officers in other companies that it believes are comparable to us or with which we potentially compete for executive talent. In making its annual determination of executive compensation, the Compensation Committee considers information from an independent consulting firm, Compensia, Inc., which it has retained since 2007, as well as the committee’s judgments and collective experiences with regard to market levels of base salaries, cash bonuses and equity compensation.

In February 2010, our Compensation Committee completed its annual review of our executive compensation practices and strategy for 2010. Based on this review, the Compensation Committee approved adjustments to base salaries effective April 1, 2010, established targets for our annual incentive cash bonus plan for 2010, and approved the grant of equity awards.

The Compensation Committee, working with Compensia, utilized a number of resources in conducting the 2010 compensation review, including: an executive compensation survey prepared by Radford of technology companies with revenues between $50 million and $200 million; other executive compensation survey information compiled by Compensia; and executive compensation information compiled from the proxy statements of a peer group of companies. The peer group companies consisted primarily of established publicly traded companies engaged in various aspects of network infrastructure development with gross revenues, growth rates, net income, numbers of employees and/or market capitalizations that are generally slightly larger than ours. The peer companies used by the Compensation Committee in its 2010 analysis include the following 17 companies: ArcSight, Inc., Art

Technology Group, Inc., Aruba Networks, Inc., Blue Coat Systems, Inc., Chordiant Software, Inc., CommVault, Inc., Double-Take Software, Inc., FalconStor Software, Inc., Guidance Software, Inc., Omniture, Inc., OPNET Technologies, Inc., RightNow Technologies, Inc., Riverbed Technology, Inc., SonicWALL, Inc., Synchronoss Technologies, Inc., Unica Corporation, and VASCO Data Security International, Inc. Blue Coat Systems, Inc. and Riverbed Technology, Inc. were added to our peer group in 2010 in order to ensure that the peer group reflects both financial size and growth characteristics that are comparable to Sourcefire. ActivIdentity, Inc., Data Domain, Inc., Entrust, Inc., and Sourceforge, Inc. were removed from our peer group in 2010 to exclude companies that the Compensation Committee no longer believed were comparable to us and companies that had been acquired or were no longer public.

The Compensation Committee considers the executive compensation practices of the companies in the Radford survey and, for executive officer positions for which sufficient information is available, our peer group (collectively, the “market data”), among other factors, in setting compensation. For 2010, peer group data was included in the market data with respect to the Chief Executive Officer and the Chief Financial Officer positions and the base salary and bonus compensation components of the Chief Technology Officer position. The Compensation Committee does not target a percentile range within the market data and instead uses the market data at the 25th, 50th and 75th percentiles as reference points in its determination of the types and amount of compensation based on its own evaluation. Other executive compensation survey information compiled by Compensia is used to validate the market data but is not included in the market data. For 2010, the total compensation of our executive officers is believed to be generally between the 50th percentile and the 75th percentile of the market, as described above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, the Company’s financial and operating performance and consideration of individual performance and experience.

Our Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our Chief Executive Officer, our Compensation Committee typically considers recommendations from our Chief Executive Officer.

Base Compensation

We provide our named executive officers and other executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. We review base salaries for our executive officers annually in the first quarter of the year, and adjustments are based on our performance and the individual’s performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.

Our Compensation Committee approved base salaries, effective April 1, 2010, for our named executive officers as set forth in the following table.

Base Salary
Effective April 1,
Name	2010

John C. Burris, Chief Executive Officer	$400,000
Thomas M. McDonough, President and Chief Operating Officer	$320,000
Todd P. Headley, Chief Financial Officer and Treasurer	$275,000
Martin F. Roesch, Chief Technology Officer	$270,000
Douglas W. McNitt, General Counsel and Secretary	$225,000

The 2010 base salary for Mr. Burris was unchanged compared to the base salary negotiated in connection with his appointment as our Chief Executive Officer in July 2008. The Compensation Committee determined that it was appropriate to maintain Mr. Burris’ salary at the 2009 level, based primarily on its assessment of the compensation levels of chief executive officers at comparable companies. This assessment included the market data reviewed by the committee, which placed Mr. Burris’ base salary between the 50th and 75th percentiles for chief executive officers at comparable companies.

The 2010 base salary for Mr. McDonough reflects an increase of $20,000 and slightly exceeds the 75th percentile of chief operating officer compensation based on the market data reviewed by the Compensation Committee. The committee determined that this base salary level was appropriate based on Mr. McDonough’s contribution to the Company’s strong revenue growth in 2009 and his importance to the future growth of the Company.

The 2010 base salary for Mr. Headley reflects an increase of $20,000 and approximates the 50th percentile of chief financial officer compensation based on the market data reviewed by the Compensation Committee. The committee determined that the increase in Mr. Headley’s base salary was appropriate based on his management of the Company’s growing financial reporting and compliance infrastructure.

The 2010 base salary for Mr. Roesch was unchanged and approximates the 75th percentile of chief technology officer compensation based on the market data reviewed by the Compensation Committee. The committee determined that this base salary level was appropriate in view of Mr. Roesch’s unique professional standing in the Company’s industry and its assessment of his importance to the future growth of the Company.

The 2010 base salary for Mr. McNitt reflects an increase of $10,000 and was based primarily on consistency with salary levels of other executives in the Company.

For 2010, base salary accounted for 50% of the total target annual cash compensation for Mr. Burris and between 63% and 72% for our other named executive officers.

Cash Bonus Awards

Cash Bonus Plan

In February 2008, our Board of Directors established an executive annual bonus incentive plan (the “Bonus Plan”) under which our executive officers and other participating employees may earn incentive cash bonus awards based on the achievement of goals relating to Company or individual performance. The Bonus Plan is administered by our Compensation Committee.

Pursuant to the terms of the Bonus Plan, our executive officers are eligible to receive cash awards based upon the attainment of performance goals established by the Compensation Committee over the applicable performance period. The performance period may be any fiscal period of the Company, but is typically set in accordance with our annual and quarterly fiscal periods. The performance goals that may be selected by the Compensation Committee include one or more of the following: increase in share price; earnings per share; total stockholder return; operating margin; gross margin; return on equity; return on assets; return on investment; operating income; net operating income; pre-tax income; cash flow; revenue; expenses; earnings before interest, taxes and depreciation; economic value added; market share; corporate overhead costs; return on capital invested; stockholders’ equity; income (before income tax expense); residual earnings after reduction for certain compensation expenses; net income; profitability of an identifiable business unit or product; performance of the Company relating to a peer group of companies on any of the foregoing measures; individual objectives; and any other goals established by the Compensation Committee. The performance goals may apply to the Company, any of its subsidiaries, business units or an individual participant, and may differ for each participant.

Each year, the Compensation Committee establishes (i) the target awards payable under the Bonus Plan for each participant, which is typically expressed as a percentage of the participant’s base salary; (ii) the performance goals for each participant; and (iii) the weight of each performance goal in calculating a participant’s award. Awards are then determined based on a comparison of actual performance to the performance goals during the performance period. A participant may earn his or her target bonus award if the performance goals for such participant are achieved. If performance goals are exceeded, the participant may earn an award greater than the target award. However, if performance goals are not met, the participant may earn an award, if any, that is less than the target award.

The Compensation Committee may amend or terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid. The Compensation Committee also retains the discretion to eliminate, reduce or increase any award that would otherwise be payable pursuant to the Bonus

Plan. In addition, the Compensation Committee may make discretionary bonuses, if it considers them to be appropriate.

2010 Cash Bonus Awards

For 2010, our Compensation Committee approved target annual bonus amounts and performance goals under the Bonus Plan (the “2010 cash bonus plan”). The Compensation Committee believes that the 2010 cash bonus plan provides balanced incentives for management to focus on both top line revenue growth and bottom line earnings performance. The target annual cash bonus awards for our named executive officers for the year ended December 31, 2010 were set as follows.

Total Annual
Target Bonus
Name	Amounts

John C. Burris	$400,000
Thomas M. McDonough	$190,000
Todd P. Headley	$135,000
Martin F. Roesch	$105,000
Douglas W. McNitt	$120,000

For each of the executive officers, the target annual bonus amount is divided into four equal quarterly target progress payment amounts. Progress payments are payable quarterly based on the achievement of three performance measures for the quarter: (i) our total revenue measured against our 2010 operating plan; (ii) our adjusted operating income measured against our 2010 operating plan; and (iii) our total operating expenses measured against our 2010 operating plan. Total annual bonus payment amounts are calculated based on the achievement of the three performance measures for the full year 2010 measured against our 2010 operating plan. The annual bonus payment amount is reduced by the amount of quarterly progress payments paid for the year. In no event, however, may the actual quarterly payout for any quarter exceed 90% of the quarterly target progress payment amount and in no event may the total of the quarterly progress payments and any additional year-end payment exceed 200% of the total annual target bonus. In addition, the payment of quarterly progress payments is subject to the Company achieving positive adjusted operating income for the quarter.

The three performance measure components are described in more detail below.

Revenue

Our total revenue represents a 50% weighting of each executive officer’s quarterly target progress payment amount. The attainment of quarterly revenue against our 2010 operating plan determines a payout percentage to be multiplied against the 50% weighting for the revenue component:

•	In the event that our revenue for a quarter is less than 80% of our plan revenue for the quarter, no bonus is payable for the revenue component.

•	In the event that our revenue for a quarter is from 80% to 100% of our plan revenue for the quarter, the payout percentage is between 20% and 100%, with the rate of decrease in payout percentage accelerating for revenue below each of the 95% and 90% levels of our plan revenue.

•	In the event that our revenue for a quarter exceeds 100% but is less than 110% of our plan revenue for the quarter, the payout percentage increases by 4% for each 1% that our revenue for the quarter exceeds 100% of our plan revenue.

•	In the event that our revenue for a quarter equals or exceeds 110% of our plan revenue for the quarter, the payout percentage increases by 5% for each 1% of revenue that our revenue for the quarter exceeds 100% of our plan revenue.

For 2010, our revenue target was $127.5 million and our actual revenue was approximately $130.6 million, or approximately 102% attainment of our plan revenue. This resulted in a payout percentage of approximately 108% of the 50% weighted revenue component, or approximately 54% of the total annual target bonus amount.

Adjusted Operating Income

Our adjusted operating income represents a 30% weighting of each executive officer’s quarterly target progress payment amount. Adjusted operating income is a non-GAAP measure and is calculated as net income or loss before interest income/expense, income taxes and non-cash stock-based compensation expense. In addition, the Company may exclude other charges and credits required by GAAP in its calculation of adjusted operating income and for 2010 adjusted operating income also excludes costs related to our acquisition of Immunet Corporation.

The attainment of quarterly adjusted operating income against our 2010 operating plan determines a payout percentage to be multiplied against the 30% weighting for the adjusted operating income component:

•	In the event that our adjusted operating income for a quarter is less than 75% of our plan for the quarter, no bonus is payable for the adjusted operating income component.

•	In the event that our adjusted operating income for a quarter is from 75% to 100% of our plan for the quarter, the payout percentage is between 25% and 100%, with the rate of decrease in payout percentage accelerating for adjusted operating income below each of the 95% and 85% levels of our plan adjusted operating income.

•	In the event that our adjusted operating income for the quarter exceeds 100% but is less than 120% of our plan adjusted operating income for the quarter, the payout percentage increases by 1% for each 1% that our adjusted operating income for the quarter exceeds 100% of our plan adjusted operating income.

•	In the event that our adjusted operating income for the quarter equals or exceeds 120% but is less than 150% of our plan adjusted operating income for the quarter, the payout percentage increases by 2% for each 1% that our adjusted operating income for the quarter exceeds 100% of our plan adjusted operating income.

•	In the event that our adjusted operating income for the quarter equals or exceeds 150% of our plan adjusted operating income for the quarter, the payout percentage increases by 3% for each 1% that our adjusted operating income for the quarter exceeds 100% of our plan adjusted operating income.

For 2010, our adjusted operating income target was approximately $18.5 million and our actual adjusted operating income was approximately $23.6 million, or approximately 128% attainment of our plan adjusted operating income. This resulted in a payout percentage of approximately 156% of the 30% weighted adjusted operating income component, or approximately 47% of the total annual target bonus amount.

Expense Management

Our total operating expenses represent a 20% weighting of each executive officer’s quarterly target progress payment amount. The attainment of expense management against our operating plan determines a payout percentage to be multiplied against the 20% weighting for the operating expense component:

•	In the event that actual operating expenses deviate by 10% or more (under or over) against the operating plan for the quarter, then no bonus will be paid for this component.

•	In the event that the deviation from the quarterly budget is less than 10%, the payout percentage for the 20% weighting of this component will range between 75% and 100% depending on the level of deviation.

Regardless of the actual budget deviation for the quarter, in the event that both our revenue attainment for the quarter is less than 80% of our plan and our adjusted operating income attainment for the quarter is less than 75% of our plan, then no progress payment is payable with respect to the operating expense component.

For 2010, our operating expense target was $89.6 million and our actual operating expenses were approximately $89.7 million, or approximately 100% attainment of our plan operating expenses. This resulted in a payout percentage of approximately 100% of the 20% weighted operating expense component, or approximately 20% of the total annual target bonus amount.

Total 2010 Bonus Payment

Once the payout percentage has been calculated for each of the performance measure components discussed above, and the payout percentage is multiplied by the respective percentage weighting for that component, the component payment percentages are then added to yield a composite payout percentage that is multiplied against the target bonus amount. The overall weighted attainment in 2010 for each of our executive officers was approximately 121% and, as a result, each of our executive officers earned a bonus of 121% of the total annual target bonus amount.

The cash bonus paid to Mr. Burris accounted for approximately 55% of his total cash compensation earned for 2010. The cash bonuses paid to Messrs. McDonough, Headley, Roesch and McNitt accounted for approximately 42%, 37%, 32% and 39% of their respective total cash compensation earned for 2010.

2011 Changes to Cash Bonus Award Program

In February 2011, our Compensation Committee approved the target annual bonus amounts and performance goals under the Bonus Plan for 2011 (the “2011 cash bonus plan”). The 2011 cash bonus plan contains the same revenue and adjusted operating income performance components as the 2010 bonus plan. For 2011, however, the Compensation Committee removed the operating expense performance component. The committee determined that the adjusted operating income component provided an adequate incentive to our executive officers to manage operating expenses and that it was advisable to provide a greater incentive to our executive officers to increase our adjusted operating income. As a result, the operating expense performance component was removed and the weighting of the adjusted operating income component was increased from 30% for 2010 to 50% for 2011.

The cash bonus awards paid during 2010 and to be paid during 2011 are structured so that they are taxable to our executives at the time the awards become available to them. We currently intend that all cash compensation paid will be tax deductible by us as compensation expense.

Equity Compensation

We believe that, for growth companies in the technology sector, equity awards are a significant motivator in attracting, retaining and rewarding the success of executive-level employees. Our Compensation Committee’s philosophy in this regard has historically been to provide that a greater percentage of an employee’s total compensation should be in the form of equity compensation as he or she becomes more senior in our organization.

Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards to incentivize those individuals to remain with the Company and execute the strategic plan for long periods of time, which, in turn we believe will provide us with greater stability over such periods than we would experience without such awards. Our Compensation Committee has used a combination of non-qualified stock options and restricted stock grants, in each case subject to a vesting schedule, in order to incentivize our executives.

For equity compensation paid to our employees, we estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, the granting of a restricted stock unit subject to a vesting requirement is not taxable to our executive officers. The value of the restricted stock becomes taxable to the recipient as the restricted stock unit vests.

Generally, we grant long-term equity awards, consisting of both restricted stock and non-qualified stock options, to our executive officers upon commencement of their employment, and the terms of those awards are individually negotiated. The Compensation Committee’s equity award strategy for executives includes an annual review of equity award practices and eligibility for, but not a guarantee of, annual equity awards as a part of the committee’s annual executive compensation review. The Compensation Committee believes that an annual strategy is appropriate for a public company given the liquidity of vested awards and the increased prominence of company executives. Prior to our initial public offering, we granted equity compensation to our executive officers and other employees under our 2002 Stock Incentive Plan. In February 2007, our Board of Directors supplemented the 2002

Stock Incentive Plan with the 2007 Stock Incentive Plan, which we refer to as the 2007 Plan. See “Employee Benefit Plans” below for additional information.

Restricted Stock Units

Our restricted stock units generally provide for time-based vesting, with a portion of the awards subject to accelerated vesting on the achievement of performance milestones. We believe that restricted stock units provide a strong incentive to our executives by providing them with actual stock ownership. Additionally, a restricted stock program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients, and we believe that employees will perceive greater value in a restricted stock unit award than they will in a stock option award that results in similar compensation expense for financial accounting purposes. Because of the lower share consumption rate associated with our restricted stock award program, our use of restricted stock awards may reduce dilution for our stockholders.

Non-Qualified Stock Options

Our non-qualified stock options are generally subject to a four-year vesting schedule, with one-quarter vesting on the first anniversary of the date of grant and the remainder vesting equally on a monthly basis over the next three years. The options have exercise prices equal to the fair market value of our common stock at the date of grant. Prior to March 2010, our non-qualified stock options generally had a 10-year contractual exercise term. Options granted beginning in March 2010 have a 7-year contractual exercise term. In general, the vested portion of option grants is exercisable for 30 to 90 days following termination of employment, although this period is extended to six months in the case of termination as a result of death or disability, and such exercise term may also be extended in the discretion of the Compensation Committee.

From time to time we have granted additional follow-on equity grants in the form of stock options to our executive officers to align the interests of those individuals with our stockholders and to provide them a greater incentive to focus on long-term appreciation in the value of the Company’s stock.

We provide for accelerated vesting of restricted stock and stock options pursuant to our executive severance plans and individual employment agreements described below in “Employment Agreements and Executive Severance Plans” and “Potential Payments upon Termination or Change in Control.”

2010 Annual Equity Awards

In February 2010, our Compensation Committee completed its annual review of our executive officers’ equity compensation for 2010 in consultation with Compensia. For 2010, all of the long-term equity compensation awards to our executive officers, other than Mr. Burris, were in the form of restricted stock units. For Mr. Burris, the Compensation Committee determined that the 2010 equity grant would be a combination of restricted stock units and non-qualified stock options. The stock option component of the grant is intended to provide an additional incentive to Mr. Burris to focus on long-term appreciation in the value of the Company’s stock. The Compensation Committee determined that one-quarter of the restricted stock units would have time-based vesting only, while three-quarters of the restricted stock units would be subject to performance-based vesting. One-quarter of the performance-based restricted stock units are eligible for vesting annually over four years based on the achievement of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us. The restricted stock units subject to time-based vesting will vest annually over four years. The non-qualified stock options granted to Mr. Burris are subject to a four-year vesting schedule, with one-quarter vesting on the first anniversary of the date of grant and the remainder vesting equally on a monthly basis over the next three years. The options have an exercise price of $23.80, the closing price of our common stock on the date of grant.

In determining the number of restricted stock units and non-qualified stock options to be awarded, our Compensation Committee determined a value, in dollars, of the equity compensation to be awarded to each of our executive officers. Using this methodology, the Compensation Committee approved long-term equity awards to our named executive officers as set forth in the following table.

		Shares Subject to
	Shares Subject to	Restricted Stock	Shares	Total Shares	Fair Value of
	Restricted Stock	Units	Underlying	Subject to	Total Shares
	Units	(Performance -	Non-Qualified	Equity	on Date of
Name	(Time-Based)	Based)	Stock Options	Awards	Grant*

John C. Burris	5,750	17,250	30,000	53,000	$971,289
Thomas M. McDonough	4,375	13,125	—	17,500	$416,482
Todd P. Headley	3,750	11,250	—	15,000	$356,985
Martin F. Roesch	2,500	7,500	—	10,000	$237,990
Douglas W. McNitt	2,250	6,750	—	9,000	$214,191

*	The amounts shown represent the aggregate grant date fair value of restricted stock units and stock options awarded to each of the named executive officers during 2010, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

For 2010, the Compensation Committee set total revenue and adjusted operating income, as contemplated by our 2010 operating plan and described above, as the financial objectives for determining the vesting of the first installment of the performance-based restricted stock units awarded in February 2010, as well as the vesting of the next installment of the performance-based restricted stock awarded to our executive officers in 2009 and 2008. Our 2010 revenue was approximately 102% of revenue as contemplated by our operating plan and our adjusted operating income was approximately 128% of adjusted operating income as contemplated by our operating plan. Therefore, one-quarter of the performance-based awards granted in 2010 vested. In addition, one quarter of the performance-based equity awards granted to our executive officers in 2009 and 2008 vested as a result of our achieving these performance targets for 2010.

2011 Annual Equity Awards

In February 2011, our Compensation Committee conducted its annual review of our executive officers’ equity compensation for 2011 in consultation with Compensia. The Compensation Committee determined that equity grants for 2011 for executive officers would be a combination of restricted stock units and non-qualified stock options. For 2010, only Mr. Burris was granted a combination of restricted stock units and non-qualified stock options, with the other executive officers’ equity grants 100% in restricted stock units. The expanded use of stock options is intended to provide an additional incentive to our executive officers to focus on long-term appreciation in the value of the Company’s stock. The restricted stock units represent one-third of the shares awarded to each executive officer and, as with the grants for 2010, one-quarter of the restricted stock units have time-based vesting only, while three-quarters of the restricted stock units are subject to performance-based vesting. One-quarter of the performance-based restricted stock units are eligible for vesting annually over four years based on the achievement of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us. The non-qualified stock options represent two-thirds of the shares awarded to each executive officer. The options are subject to a four-year vesting schedule, with one-quarter vesting on the first anniversary of the date of grant and the remainder vesting equally on a monthly basis over the next three years, and have an exercise price of $26.16, the closing price of our common stock on the date of grant. In determining the number of restricted stock units and non-qualified stock options to be awarded, our Compensation Committee determined a value, in dollars, of the equity compensation to be awarded to each of our executive officers.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executive officers to receive general health and welfare benefits, such as participation in our group health and life insurance plans, and our defined contribution 401(k) plan. We matched a portion of employee contributions under our 401(k) plan during 2010. All of these benefits are available to all of our salaried employees in the United States on the same terms, and we believe that they are comparable to those provided at other companies of a size comparable to us. In addition, beginning in 2010, our executive officers are eligible to receive annual executive medical examinations. In connection with the appointment of Mr. Burris as our Chief Executive Officer in 2008, we also agreed to obtain supplemental life and disability insurance on Mr. Burris’ behalf. We provide these benefits to create additional incentives for our executive officers and to remain competitive in the general marketplace for executive talent.

Change in Control and Severance Benefits

In April 2008, we adopted an Executive Change in Control Severance Plan and an Executive Retention Plan in which Messrs. McDonough, Headley and Roesch participate. In addition, in connection with the initial employment of Mr. Burris and Mr. McNitt, we entered into employment agreements that contain change in control and severance provisions. Effective March 31, 2011, we made certain amendments to the Executive Change in Control Severance Plan, the Executive Retention Plan and the employment agreement of Mr. Burris. The change of control and severance benefits, and the March 2011 amendments, are described below in “Employment Agreements and Executive Severance Plans” and “Potential Payments upon Termination or Change in Control.”

The Compensation Committee believes that change in control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with the company through the transition period, and, in the event the executive’s employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed. The Compensation Committee believes that severance benefits also play an important role in attracting and retaining valuable executives.

Our Compensation Committee’s analysis indicates that the change in control and severance provisions of our Executive Change in Control Severance Plan and Executive Retention Plan and the employment agreements of Mr. Burris and Mr. McNitt are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings, and it believes these arrangements to be reasonable.

Tax Considerations

Section 162(m).  Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code (the “Code”), which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The non-performance based compensation paid in cash to our executive officers in 2010 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2011 will exceed that limit. In addition, our Stock Incentive Plans have been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to at least the fair market value of the option shares on the date of grant will qualify as performance-based compensation and therefore not subject to the deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Section 409A.  Section 409A of the Code is a relatively new federal tax provision. If an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2010, 2009 and 2008, information concerning the annual compensation earned by, or awarded to, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2010.

					Non-Equity
			Stock	Option	Incentive Plan	All Other	Total
		Salary	Awards(2)	Awards(3)	Compensation(4)	Compensation	Compensation
Name and Principal Position(1)	Year	($)	($)	($)	($)	($)	($)

John C. Burris	2010	400,000	547,377	423,912	483,200	8,080	1,862,569
Chief Executive Officer	2009	400,000	367,950	—	600,000	198,343	1,566,293
	2008	186,410	498,418	2,317,659	244,671	64,931	3,312,089
Thomas M. McDonough	2010	314,500	416,482	—	229,520	3,445	963,947
President and Chief Operating	2009	290,000	294,360	—	225,000	1,740	811,100
Officer	2008	254,167	160,968	68,953	131,714	—	615,802
Todd P. Headley	2010	270,000	356,985	—	163,080	3,772	793,837
Chief Financial Officer and	2009	251,250	257,565	—	187,500	1,470	697,785
Treasurer	2008	235,000	153,975	65,954	126,225	—	581,154
Martin F. Roesch	2010	270,000	237,990	—	126,840	—	634,830
Chief Technology Officer	2009	267,500	183,975	—	135,000	—	586,475
	2008	243,333	69,982	29,980	65,856	—	409,151
Douglas W. McNitt	2010	222,500	214,191	—	144,960	1,759	583,410
General Counsel and Secretary	2009	215,000	183,975	—	165,000	—	563,975
	2008	214,166	139,970	59,960	104,273	—	518,369

(1)	Mr. Burris was appointed our Chief Executive Officer effective as of July 14, 2008.

(2)	The amounts shown represent the aggregate grant date fair value of the restricted stock units and restricted stock awards granted to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The dollar amount for the stock awards granted to Mr. Burris during 2008 includes $159,968 that relates to the initial restricted stock award upon joining the Board of Directors in accordance with our Non-Employee Director Compensation Policy. Mr. Burris subsequently was appointed our Chief Executive Officer and, accordingly, will receive no additional compensation for his service as a member of the Board.

(3)	The amounts shown represent the aggregate grant date fair value of stock options awarded to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)	The amounts in this column represent total performance-based bonuses earned for services rendered. For 2010, these bonuses were based on our financial performance and, for 2009 and 2008, our financial performance and the executive officer’s performance against specified individual objectives.

Grants of Plan-Based Awards During 2010

The following table provides information with regard to potential cash bonuses paid or payable in 2010 under our performance-based, non-equity incentive plan, and with regard to each restricted stock unit award and stock option grant to each named executive officer under our equity incentive plans during 2010.

						All Other
					All Other	Option
		Estimated Possible Payouts			Stock Awards:	Awards:	Exercise or	Grant Date
		Under Non-Equity Incentive			Number of	Number of	Base Price	Fair Value
		Plan Awards(1)			Shares of	Securities	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	$	$	$	Units(2)	Options	$/sh	Awards ($)

John C. Burris		130,000	400,000	800,000
	2/24/10				5,750			136,844
	2/24/10				17,250			410,533
	2/24/10					30,000	23.80	423,912
Thomas M. McDonough		61,750	190,000	380,000
	2/24/10				4,375			104,120
	2/24/10				13,125			312,362
Todd P. Headley		43,875	135,000	270,000
	2/24/10				3,750			89,246
	2/24/10				11,250			267,739
Martin F. Roesch		34,125	105,000	210,000
	2/24/10				2,500			59,497
	2/24/10				7,500			178,493
Douglas W. McNitt		39,000	120,000	240,000
	2/24/10				2,250			53,548
	2/24/10				6,750			160,643

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid to each named executive officer if, for the year, the minimum required performance level for each performance measure component had been attained. The “Target” column represents the amount that would have been paid to each named executive officer if, for the year, the 100% performance level for each performance measure component had been attained. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if, for the year, the performance levels for one or more performance measure components exceeded 100% by a sufficient amount to result in the overall limitation of 200% of the target bonus amount being reached. The actual bonus amount earned by each named executive officer in 2010 is shown in the “Summary Compensation Table” above.

(2)	Indicates number of restricted stock units awarded.

Additional information regarding awards of restricted stock units and grants of stock options made to our named executive officers in 2010 is contained in “Compensation Discussion and Analysis — Equity Compensation” above.

Employee Benefit Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010.

Number of
	Securities to be			Number of Securities
	Issued Upon		Weighted-Average	Remaining Available for
	Exercise of		Exercise Price of	Issuance Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options,		Options, Warrants	(Excluding Securities
	Warrants and Rights		and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	2,225,449	(1)	$12.11	2,925,344	(1)(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,225,449		$12.11	2,925,344

(1)	Excludes 883,003 unvested restricted stock units.

(2)	Includes 761,741 shares available for issuance under the Company’s 2007 Employee Stock Purchase Plan.

2002 Stock Incentive Plan

In January 2002, we adopted and our stockholders approved the Sourcefire, Inc. 2002 Stock Incentive Plan, which we refer to as the 2002 Plan. Upon the effective date of our initial public offering in March 2007, we ceased making awards under the 2002 Plan, and the shares remaining available for grant under the 2002 Plan at that time were transferred into the 2007 Plan discussed below.

The 2002 Plan allowed for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, phantom stock awards, performance awards and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants were eligible to receive awards, except that incentive stock options could be granted only to employees.

Administration.  The Board of Directors appointed our Compensation Committee as the administrator of the 2002 Plan. Subject to the terms of the 2002 Plan, our Compensation Committee determined, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the awards, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determined the exercise price for an incentive stock option, which could not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who owned, or were deemed to own, more than 10% of our voting stock at the time of grant, were required to have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant. No incentive stock options were granted under the 2002 Plan.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation

Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee.

Transfer of Awards.  Except as otherwise determined by our Compensation Committee, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no award shall be transferable otherwise than by will or the laws of descent and distribution.

Change of Control of Company.  In the event of a change of control of our company, as such term is defined in the 2002 Plan, outstanding awards will terminate upon the effective time of such change of control unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee shall also have the discretion to accelerate outstanding options or terminate the Company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

2007 Stock Incentive Plan

In February 2007, we adopted and our stockholders approved the Sourcefire, Inc. 2007 Stock Incentive Plan, which we refer to as the 2007 Plan, contingent on the effectiveness of our registration statement in connection with our initial public offering. The number of shares of common stock that may be issued pursuant to awards granted under the 2007 Plan initially was 3,142,452, which number is increased annually on the first day of each fiscal year, beginning on January 1, 2008 and until January 1, 2017, by a number equal to 4% of the outstanding shares of common stock of the Company as of December 31 of the immediately preceding year. As of December 31, 2010, 2,163,603 shares were available for grant under the 2007 Plan.

The 2007 Plan allows for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, dividend equivalent rights and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants are eligible to receive awards, except that incentive stock options may be granted only to employees.

Administration.  The administrator of the 2007 Plan is the Compensation Committee of our Board of Directors. Subject to the terms of the 2007 Plan, our Compensation Committee determines, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the award, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determines the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee. Our Compensation Committee anticipates the broader use of restricted stock as the preferred form of long-term equity compensation for our executives. These restricted stock awards generally provide for time-based vesting, with certain of the awards also subject to accelerated vesting on the achievement of performance milestones. Our Compensation Committee believes that restricted stock awards provide a more powerful incentive to our executives by providing them with immediate stock ownership, which better aligns their interests with those of our stockholders than grants of stock options do. Additionally, a restricted stock award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients.

Transfer of Awards.  Incentive stock options shall only be transferable by will or the laws of descent and distribution. Other awards shall be transferable by will or the laws of descent and distribution during the lifetime of the grantee to the extent and in the manner authorized by our Compensation Committee.

Change of Control of Company.  In the event of a change of control of our company or a corporate transaction, as such terms are defined in the 2007 Plan, outstanding awards will terminate upon the effective time of such change of control or such corporate transaction unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee has the discretion to accelerate outstanding options, terminate the Company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

Outstanding Equity Awards at December 31, 2010

The following table provides information on unexercised stock options and unvested stock awards held by each named executive officer as of December 31, 2010.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of		Market Value
	Underlying	Underlying		Option		Shares		of Shares that
	Unexercised	Unexercised		Exercise	Option	that have		have not
	Options	Options		Price	Expiration	not vested		vested
Name	Exercisable (#)	Unexercisable (#)		($)	Date	(#)		($)

John C. Burris(1)	99,924	—		6.77	7/14/18
	254,034	195,966	(2)	6.77	7/14/18
	—	30,000	(3)	23.80	2/24/20
						9,179	(4)	238,011
						25,000	(5)	648,250
						9,375	(6)	243,094
						28,125	(7)	729,281
						5,750	(8)	149,098
						17,250	(9)	447,293
Thomas M. McDonough(1)	4,927	330	(10)	15.49	3/09/17
	12,065	4,971	(11)	6.47	2/26/18
						2,765	(12)	71,696
						8,295	(13)	215,089
						7,500	(6)	194,475
						22,500	(7)	583,425
						4,375	(8)	113,444
						13,125	(9)	340,331
Todd P. Headley(1)	10,541	—		1.62	12/21/14
	23,999	—		2.03	6/24/15
	10,512	703	(10)	15.49	3/09/17
	11,540	4,755	(11)	6.47	2/26/18
						2,645	(12)	68,585
						7,934	(13)	205,729
						6,563	(6)	172,512
						19,688	(7)	510,510
						3,750	(8)	97,238
						11,250	(9)	291,713
Martin F. Roesch(1)	61,576	—		2.03	6/24/15
	5,693	382	(10)	15.49	3/09/17
	5,245	2,162	(11)	6.47	2/26/18
						1,202	(12)	31,168
						3,606	(13)	93,504
						4,688	(6)	121,560
						14,063	(7)	364,654
						2,500	(8)	64,825
						7,500	(9)	194,475
Douglas W. McNitt(1)	1,234	4,323	(11)	6.47	2/26/18
						13,131	(14)	340,487
						2,404	(12)	62,336
						7,213	(13)	187,033
						4,688	(6)	121,560
						14,063	(7)	364,654
						2,250	(8)	58,343
						6,750	(9)	175,028

(1)	Notwithstanding the general vesting schedules provided in the footnotes to the table, as described below under “Employment Agreements and Executive Severance Plans,” the executive’s stock options and restricted stock-

based awards are subject to acceleration of vesting under the terms of such agreements and plans upon termination of employment in certain circumstances.

(2)	These options vest over four years, with 25% of the 495,000 options originally granted vesting on July 14, 2009 and the remainder vesting in 36 equal monthly installments through July 14, 2012.

(3)	These options vest over four years, with 25% of the 30,000 options originally granted vesting on February 24, 2011 and the remainder vesting in 36 equal monthly installments through February 24, 2014.

(4)	These shares of restricted stock vested on March 3, 2011.

(5)	One-half of these shares of restricted stock will vest on each of July 14, 2011 and July 14, 2012.

(6)	One-third of these restricted stock units vested on March 12, 2011 and one-third will vest on each of March 12, 2012 and March 12, 2013.

(7)	One-third of these restricted stock units vested on March 12, 2011 as a result of our meeting the financial objectives for 2010 set by our compensation committee, and these shares will vest in additional one-third increments if we meet the financial objectives set by our compensation committee for each of 2011 and 2012. Any unvested shares will vest on March 12, 2014.

(8)	One-fourth of these restricted stock units vested on February 24, 2011 and one-fourth will vest on each of February 24, 2012, February 24, 2013 and February 24, 2014.

(9)	One-fourth of these restricted stock units vested on March 11, 2011 as a result of our meeting the financial objectives for 2010 set by our compensation committee and these shares will vest in additional one-fourth increments if we meet the financial objectives set by our compensation committee for each of 2011, 2012 and 2013. Any unvested shares will vest on February 24, 2015.

(10)	As of March 9, 2011, these options were vested in full.

(11)	These options vest over four years, with 25% of the number of options originally granted vesting on February 26, 2009 and the remainder vesting in equal monthly installments of 2.083% through February 26, 2012. The number of options originally granted is: McDonough — 17,036; Headley — 16,295; Roesch — 7,407; McNitt — 14,814.

(12)	These shares of restricted stock vested on February 26, 2011.

(13)	One-half of these shares of restricted stock vested on March 11, 2011 as a result of our meeting the financial objectives for 2010 set by our compensation committee and one-half will vest if we meet the financial objectives set by our compensation committee for 2011. Any unvested shares will vest on February 26, 2013.

(14)	These shares of restricted stock vest in nine equal monthly installments from January 4, 2011 through September 4, 2011.

Option Exercises and Stock Vested in 2010

The table below sets forth information concerning the exercise of stock options and vesting of restricted shares for each named executive officer during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

John C. Burris	40,000	623,781	34,179	808,534
Thomas M. McDonough	—	—	20,417	517,072
Todd P. Headley	80,000	1,835,823	16,192	407,221
Martin F. Roesch	—	—	9,254	232,912
Douglas W. McNitt	9,257	190,789	34,756	853,292

(1)	Value realized represents market value on the date of vesting less the purchase price of $0.001 per share.

Employment Agreements and Executive Severance Plans

Employment Agreement with John C. Burris

In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Burris effective as of July 14, 2008. The employment agreement has an indefinite term, unless terminated by us or Mr. Burris.

On March 30, 2011, our Compensation Committee approved an amendment to the employment agreement with Mr. Burris. Under this amendment, the definition of Good Reason contained in the employment agreement was expanded to include a material reduction in Mr. Burris’ annual target bonus amount among the list of actions that would entitle Mr. Burris to terminate his employment with us for Good Reason and to receive the severance benefits and accelerated vesting of equity described below. Also under this amendment, the provisions relating to accelerated vesting of equity upon the termination of Mr. Burris’ employment, in the circumstances described below, were revised to apply to all stock option and restricted stock grants to Mr. Burris. Prior to the amendment, these provisions applied to only certain equity awards made to Mr. Burris at the time of his initial employment by the Company.

Under the terms of the employment agreement, Mr. Burris’ base salary was initially $400,000 per year, subject to increase but not decrease, in the discretion of the Board of Directors. Mr. Burris’ base salary was increased to $425,000 effective April 1, 2011. Mr. Burris is eligible for a target bonus each fiscal year in an amount equal to 100% of his annual base salary, in accordance with our annual cash incentive bonus plan described in “Compensation Discussion and Analysis — Cash Bonus Awards” above.

In connection with his appointment, Mr. Burris received non-qualified stock options under our 2007 Stock Incentive Plan exercisable for 495,000 shares of our common stock, referred to as the Initial Time-Based Option. These options have a term of 10 years and an exercise price of $6.77, the closing price of our common stock on the date of grant. The options vest over a period of four years, with 25% vesting in July 2009 and the remainder vesting in 36 equal monthly installments thereafter. Mr. Burris also received additional non-qualified stock options exercisable for 99,924 shares of our common stock. These options have a term of 10 years and an exercise price equal to $6.77, the closing price of our common stock on the date of grant. These options fully vested in 2009 based on the performance of our common stock. Mr. Burris was also awarded 50,000 shares of restricted stock, referred to as the Initial Time-Based Restricted Stock Award. These shares vest in four equal annual installments beginning on July 14, 2009.

Mr. Burris is eligible to participate in our other employee benefit plans as in effect from time to time on the same basis as are generally made available to our other senior executives. In addition, we agreed to increase Mr. Burris’ coverage under our long-term disability plan to a non-taxable monthly benefit of $28,000, subject to certain maximums on premiums payable. We also agreed to adopt an arrangement providing for life insurance benefits payable to Mr. Burris’ estate in an amount equal to five times Mr. Burris’ annual compensation other than equity compensation awards.

In the event that Mr. Burris’ employment is terminated by us without Cause or by Mr. Burris for Good Reason, in each case as defined in the employment agreement, other than during the period beginning one month prior to and ending 13 months following a Change in Control, as defined in the employment agreement, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement, Mr. Burris will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of 12 months; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months at our expense; (iv) acceleration of vesting of each grant of non-qualified stock options by the lesser of (A) the unvested portion of such grant or (B) 25% of the number of options initially subject to such grant; and (v) acceleration of vesting of each grant of restricted stock and restricted stock units by the lesser of (A) the unvested portion of such grant or (B) 25% of the number of shares initially subject to such grant).

In the event that Mr. Burris’ employment is terminated by us without Cause or by Mr. Burris for Good Reason during the period beginning one month prior to and ending 13 months following the consummation of a Change in Control, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement,

Mr. Burris will be entitled to receive: (i) a lump-sum severance payment equal to his then applicable annual base salary and target bonus; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months; and (iv) full acceleration of vesting of all non-qualified stock options, restricted stock and restricted stock units.

Employment Agreement with Douglas W. McNitt

In connection with his appointment as our General Counsel and Secretary, we entered into an employment agreement with Mr. McNitt effective as of September 4, 2007. The employment agreement has an indefinite term, unless terminated by us or Mr. McNitt.

Under the employment agreement, Mr. McNitt’s base salary was initially $210,000 per year and, effective April 1, 2011, is $238,500 per year. In connection with his appointment, Mr. McNitt was awarded a total of 82,000 shares of restricted stock. Mr. McNitt is eligible to participate in all cash compensation programs and equity-based programs made available to our senior executives. Mr. McNitt also is eligible to participate in our other employee benefit plans as in effect from time to time on the same basis as are generally made available to our other senior executives.

In the event that Mr. McNitt’s employment is terminated by us without Cause or by Mr. McNitt for Good Reason, in each case as defined in the employment agreement, other than during the period beginning upon the announcement of a Change of Control or a Corporate Transaction, in each case as defined in the employment agreement (provided that such Change of Control or a Corporate Transaction is consummated) and ending one year after the consummation of the Change in Control or Corporate Transaction, then, subject to Mr. McNitt entering into a release in the form attached to the employment agreement, Mr. McNitt will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six (6) months; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) an amount equal to 50% of his maximum annual bonus under our annual cash incentive bonus plan, payable monthly over a period of six (6) months; (iv) continued participation in our health plan, or substantially similar coverage, for 6 months at our expense; and (v) acceleration of vesting of each restricted stock or stock option award made to him by the lesser of (A) the unvested portion thereof or (B) 50% of the number of shares or options initially subject to such award.

In the event that Mr. McNitt’s employment is terminated by us without Cause or by Mr. McNitt for Good Reason during the period beginning upon the announcement of a Change of Control or a Corporate Transaction (provided that such Change of Control or a Corporate Transaction is consummated) and ending one year after the consummation of the Change in Control or Corporate Transaction, then, subject to Mr. McNitt entering into a release in the form attached to the employment agreement, Mr. McNitt will be entitled to receive: (i) a lump-sum severance payment equal to his then applicable annual base salary plus his maximum annual bonus under our annual cash incentive bonus plan; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months; and (iv) acceleration of vesting of each restricted stock or stock option award made to him by the lesser of (A) the unvested portion thereof or (B) 50% of the number of shares or options initially subject to such award.

Executive Retention Plan

In April 2008, our Compensation Committee recommended for approval, and our Board of Directors approved, an Executive Retention Plan, or the Retention Plan, in which Messrs. McDonough, Headley and Roesch, are participants. The Retention Plan originally had a term that expired on March 31, 2010. In March 2010, the Compensation Committee extended the term of the Retention Plan through March 31, 2011.

On March 30, 2011, the Compensation Committee approved amendments to the Retention Plan to, among other matters, (i) delete the plan termination date, as a result of which the plan has an indefinite term, unless terminated by us, and (ii) delete the sections of the plan providing for accelerated vesting of stock-option and restricted stock-based awards upon a qualifying termination of employment, as described below.

Under the Retention Plan, if a participant is terminated by us for any reason other than Cause or Disability, each as defined in the Retention Plan, or death, or the participant terminates his employment for Good Reason, as defined in the Retention Plan, then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to six months of base salary and continuation of benefits for six months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). In addition, prior to the amendment of the plan effective March 31, 2011, the plan provided that the vesting of all stock option and restricted stock-based awards would be accelerated, for each award, by 25% of the number of options or shares of restricted stock originally subject to the award (or such lesser amount as is necessary to fully vest all remaining options or shares awarded to the participant if less than 25% of the options or shares of restricted stock subject to such award remain unvested at the date of termination). The Retention Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under “Tax Considerations” below, as well as to maximize the after-tax benefit of payments to participants.

Executive Change in Control Severance Plan

In April 2008, our Compensation Committee also recommended for approval, and our Board of Directors approved, an Executive Change in Control Severance Plan, or the Change in Control Plan, in which Messrs. McDonough, Headley and Roesch are participants.

On March 30, 2011, the Compensation Committee approved an amendment to the Change in Control Plan to, among other matters, amend the definition of Good Reason contained in the plan to (i) include a material reduction in a plan participant’s annual target bonus amount among the list of actions that would entitle the participant to terminate his or her employment with us for Good Reason and to receive the severance benefits and accelerated vesting of equity described below and (ii) eliminate a material reduction or material adverse change in a plan participant’s reporting structure from such list of actions.

Under the Change in Control Plan, if a participant is terminated without Cause, or the participant terminates his employment for Good Reason, in each case as defined in the Change in Control Plan, within 12 months following a Change in Control Transaction (or, for a termination without cause only, termination at any time following approval of the Change in Control Transaction by the Board of Directors but prior to consummation of the transaction, as long as the transaction is actually consummated), then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to 12 months of base salary and continuation of benefits for 12 months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). In addition, all of the participant’s outstanding stock options will become fully vested upon such termination, and all restricted stock-based awards will be accelerated, for each award, by 50% of the number of shares of restricted stock originally subject to the award (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 50% of the shares of restricted stock subject to such award remain unvested at the date of termination). The Change in Control Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under “Tax Considerations” below, as well as to maximize the after-tax benefit of payments to participants.

Potential Payments Upon Termination or Change in Control

Termination of Employment Not Within Applicable Time Period of a Change in Control

Under the terms of the employment agreements for Messrs. Burris and McNitt and our Retention Plan for Messrs. McDonough, Headley and Roesch, assuming (i) the employment of each of the executive officers had been terminated as of December 31, 2010, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was not within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

			Intrinsic	Intrinsic	Total
			Value of	Value of	Received due
			Additional	Additional	to Termination
	Cash	Healthcare	Vested	Vested	without Cause or
	Severance	Benefits	Stock Options	Restricted Stock	for Good Reason
Name	($)	($)	($)(1)	($)(2)	($)

John C. Burris	400,000	6,215	2,371,050	324,125	3,101,390
Thomas M. McDonough	160,000	2,087	86,325	534,054	782,466
Todd P. Headley	137,500	6,516	86,619	478,486	709,121
Martin F. Roesch	135,000	6,483	40,028	297,054	478,565
Douglas W. McNitt	232,500	6,516	84,126	1,030,666	1,353,808

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $25.93 per share on December 31, 2010 and the exercise price, times the number of additional options that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $25.93 per share on December 31, 2010 times the number of additional shares that would have vested upon termination.

Termination of Employment Within Applicable Time Period of a Change in Control

Under the terms of the employment agreements for Messrs. Burris and McNitt, and our Change in Control Plan for Messrs. McDonough, Headley and Roesch, assuming (i) the employment of each of the executive officers had had been terminated as of December 31, 2010, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

			Intrinsic	Intrinsic	Total
			Value of	Value of	Received due
			Additional	Additional	to Termination
	Cash	Healthcare	Vested	Vested	without Cause or
	Severance	Benefits	Stock Options	Restricted Stock	for Good Reason
Name	($)	($)	($)(1)	($)(2)	($)

John C. Burris	800,000	6,215	3,754,709	886,261	5,447,185
Thomas M. McDonough	320,000	4,174	100,181	1,032,299	1,456,654
Todd P. Headley	275,000	13,032	99,871	922,563	1,310,466
Martin F. Roesch	270,000	12,967	46,061	578,446	907,474
Douglas W. McNitt	465,000	13,032	84,126	1,030,666	1,592,824

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $25.93 per share on December 31, 2010 and the exercise price, times the number of additional options that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $25.93 per share on December 31, 2010 times the number of additional shares that would have vested upon termination.

(3)	Includes $490,893 for shares of restricted stock awarded to Mr. Burris for service on our Board of Directors prior to his appointment as an executive officer. These shares vest in full upon a Change in Control, as defined in the Restricted Stock Award Agreement.

Our executive officers are not entitled to receive duplicate payments under the Retention Plan and the Change in Control Plan.

Compensation Risk

Our Compensation Committee conducted a risk assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company. Our compensation program is intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and grow our Company. We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating performance for the Company. We consider the potential risks in our business when designing and administering our compensation program, and we believe our balanced approach to performance management and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk. Further, our compensation program administration is subject to considerable internal controls, and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.

Director Compensation for Fiscal 2010

The following table shows for the fiscal year ended December 31, 2010 certain information with respect to the compensation of our non-employee directors.

	Fees Earned			Total
	or Paid in Cash	Stock Awards		Compensation
Name	($)	($)*		($)

John C. Becker	54,000	99,981	(1)	153,981
Michael Cristinziano	40,750	109,240	(2)	149,990
Tim A. Guleri	21,014	119,967	(3)	140,981
Steven R. Polk	61,000	99,981	(4)	160,981
Arnold L. Punaro	10,537	120,944	(5)	131,481

*	The amounts shown represent the aggregate grant date fair value of the restricted stock awards and stock awards granted to each director during 2010, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(1)	Mr. Becker received a grant of 5,561 shares of restricted stock on May 20, 2010, with a grant date fair value of $99,981. The aggregate number of restricted stock awards to Mr. Becker outstanding at December 31, 2010 was 14,740 shares.

(2)	Mr. Cristinziano received grants of 5,561 shares of restricted stock and 515 shares of stock on May 20, 2010, with grant date fair values of $99,981 and $9,259. The aggregate number of restricted stock awards to Mr. Cristinziano outstanding at December 31, 2010 was 19,396 shares.

(3)	Mr. Guleri received a grant of 5,561 shares of restricted stock on May 20, 2010, with a grant date fair value of $99,981. In lieu of receiving director fees in cash, Mr. Guleri received 556 shares of stock on May 20, 2010, with a grant date fair value of $9,996, and 370 shares of stock on November 20, 2010, with a grant date fair value of $9,990. The aggregate number of restricted stock awards to Mr. Guleri outstanding at December 31, 2010 was 5,561 shares.

(4)	Mr. Polk received a grant of 5,561 shares of restricted stock on May 20, 2010, with a grant date fair value of $99,981. The aggregate number of restricted stock awards to Mr. Polk outstanding at December 31, 2010 was 5,561 shares.

(5)	Mr. Punaro received a grant of 5,561 shares of restricted stock on May 20, 2010, with a grant date fair value of $99,981. In lieu of receiving director fees in cash, Mr. Punaro received 475 shares of stock on August 20, 2010, with a grant date fair value of $10,488, and 388 shares of stock on November 20, 2010, with a grant date fair value of $10,476. The aggregate number of restricted stock awards to Mr. Punaro outstanding at December 31, 2010 was 5,561 shares.

Summary of Non-Employee Director Compensation

For 2010 meetings prior to May 20, 2010, in accordance with our non-employee director compensation policy in effect at that time, we paid our non-employee directors fees for attendance at Board meetings of $1,500 for each Board meeting attended in person and $750 for each Board meeting attended via teleconference, and paid fees for attendance at committee meetings of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended via teleconference.

On May 20, 2010, our Board of Directors adopted the Sourcefire, Inc. Non-Employee Director Compensation Policy, which replaced our previous non-employee director compensation policy. Under the new policy we no longer pay our non-employee directors for attendance at meetings.

Cash Compensation.  Commencing May 20, 2010, each non-employee director receives a cash retainer in the amount of $30,000 per year (the “Board Retainer”). A non-employee director who serves as the Chairman of the Board receives an additional annual cash retainer in the amount of $22,500 per year (the “Chairman of the Board Retainer”). A non-employee director who serves as a member of the Audit, Compensation or Nominating and Governance committee of the Board also receives a supplemental annual cash retainer in the amounts as follows: (i) a member of the Audit Committee receives a cash retainer of $8,000 per year, (ii) a member of the Compensation Committee receives a cash retainer of $5,000 per year, and (iii) a member of the Nominating and Governance Committee receives a cash retainer of $4,000 per year (each, a “Committee Member Retainer”). In lieu of a Committee Member Retainer, a non-employee director who serves as the chairman of the Audit, Compensation or Nominating and Governance committee of the Board receives a supplemental cash retainer in the amounts as follows: (i) the chairman of the Audit Committee receives a cash retainer of $20,000 per year, (ii) the chairman of the Compensation Committee receives a cash retainer of $10,000 per year, and (iii) the chairman of the Nominating and Governance Committee receives a cash retainer of $7,500 per year (each, a “Committee Chairman Retainer”).

Payment of Cash Retainers.  The Board Retainer, Committee Member Retainer, Chairman of the Board Retainer and Committee Chairman Retainer are payable quarterly, in four equal payments. The first payment is payable upon the adjournment of the first meeting of the Board following the Company’s Annual Meeting of Stockholders. The second, third and fourth payments are payable three (3), six (6) months and nine (9) months thereafter, respectively, subject to the non-employee director’s continued service to the Company as a non-employee director, Committee Member, Chairman of the Board or Committee Chairman, as applicable, on such date.

Option to Receive Equity in Lieu of Cash Retainers.  A non-employee director may elect to receive all or part of the Board Retainer, Committee Member Retainer, Chairman of the Board Retainer or Committee Chairman Retainer in an amount of shares of Company common stock equal to the applicable amount of the cash retainer divided by the Fair Market Value of the Company’s common stock on the date such cash retainer becomes payable.

Directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

Equity Compensation.  Under the non-employee director compensation policy, each new non-employee director receives an initial restricted stock grant with a target value of $200,000, with the number of shares awarded equal to $200,000 divided by the closing price of our common stock on the date of grant. The amount of the initial restricted stock grant was increased from $160,000 to $200,000 in connection with the May 20, 2010 adoption of our new non-employee director compensation policy. In addition, each non-employee director receives an annual grant of restricted stock equal to $100,000 divided by the closing price of our common stock on the date of grant. This annual grant of restricted stock is made on the date of our annual meeting of stockholders to each director who has completed at least one year of service on our Board. The amount of the annual restricted stock grant was increased from $80,000 to $100,000 in connection with the May 20, 2010 adoption of our new non-employee director compensation policy. A non-employee director who has not completed one year of service on the date of the annual meeting receives an annual grant on the first anniversary of joining the Board, with the value of such grant reduced on a pro rata basis to reflect the period of service from such anniversary date to the date of the next annual meeting.

Each award of restricted stock made in connection with an initial grant vests in three equal annual installments beginning on the first anniversary of the date of grant, subject to the director’s continuous service as of the vesting date. Each award of restricted stock made in connection with an annual grant vests in full on the earlier of the first anniversary of the date of grant or the date immediately preceding our next annual meeting of stockholders, subject to the director’s continuous service as of the vesting date.

The vesting of all of these grants will accelerate in full upon a change in control, provided that the director remains on the Board through the change in control event.

Indemnification Agreements

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Sourcefire, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In July 2007, our Audit Committee adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction in which we are a participant and in which a Related Person has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than: (i) a transaction involving $120,000 or less when aggregated with all similar transactions; (ii) a transaction involving compensation to an executive officer that is approved by the Board of Directors or the Compensation Committee, and (iii) a transaction involving compensation to a director or director nominee that is approved by the Board of Directors, the Compensation Committee or the Nominating and Governance Committee. A “Related Person” is: (v) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (x) any immediate family member of a director, nominee for director or executive officer of the Company; (y) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to us as a beneficial owner of more than five percent of our voting common stock (a “significant stockholder”), and (z) any immediate family member of significant stockholder.

Under the policy, where a transaction has been identified as a Related Person Transaction, management must present the material facts regarding the transaction, including the interest of the related party to the Audit Committee (or other appropriate committee of the Board for review) for consideration and approval or ratification. The committee shall consider whether the Related Person Transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the committee approves a Related Person Transaction, it will report the action to the full Board of Directors.

There may be circumstances in which it may be necessary for us to enter into a Related Person Transaction subject to approval and ratification in accordance with the policy. If the Board declines to ratify such a transaction, we shall make all reasonable efforts to cancel, annul, or modify the transaction to make it acceptable to the Board, and the results of these efforts shall be promptly reported to the Board. Nothing in the policy shall be construed, however, to make such a transaction void or voidable by the other party.

As a general rule, any director who has a direct or indirect material interest in the Related Person Transaction should not participate in the committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a Related Person Transaction. In such cases, we may enter into any such Related Person Transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Waivers or exceptions to the policy may be granted by either the Audit Committee or the full Board of Directors. Any waiver or exception to the policy granted by a Committee of the Board of Directors shall be promptly reported to the full Board of Directors.

Related-Person Transactions

We have not been a participant in any transaction with a related person since January 1, 2010 in which the amount involved exceeded $120,000 and in which the related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sourcefire stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify the Company. Direct your written request to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2011 Annual Meeting. If any other matters are properly brought before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Douglas W. McNitt
Secretary and General Counsel

April 5, 2011

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees

01	John C. Burris 02 Tim A. Guleri 03 Martin F. Roesch

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2	Advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 Year	2 Years	3 Years	Abstain

3	Advisory vote on frequency of advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4	Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
CUSIP #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date	SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SOURCEFIRE, INC.
Annual Meeting of Stockholders
May 26, 2011 10:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Todd P. Headley and Douglas W. McNitt, or either of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sourcefire, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sourcefire, Inc. to be held on May 26, 2011 and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side